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                         TRANSACTION INCENTIVE AGREEMENT

     THIS TRANSACTION INCENTIVE AGREEMENT (this "Agreement") dated as of January 1, 1997 is entered into by and among RBPI Holding Corporation ("Holding"), Redman Building Products, Inc. ("Building Products"), and David G. Fiore ("Executive").

     WHEREAS, Wingate Partners, L.P. ("Wingate") is the principal stockholder of Holding;

     WHEREAS, Holding is the principal stockholder of Building Products;

     WHEREAS, Executive is the President and Chief Executive Officer of Building Products;

     WHEREAS, Executive possesses an intimate knowledge of the business and affairs of Building Products, its policies, methods, personnel and problems;

     WHEREAS, Wingate and Building Products have entered into discussions regarding a possible transaction involving (1) a merger or consolidation of Building Products with or into another unrelated entity, (2) a sale, transfer or disposition of outstanding Building Products Common Stock or the common equity of Holding, or (3) a transfer of all or substantially all the assets of Building Products (in a single transaction or series of related transactions) in exchange for consideration to be distributed to the holders of Building Products' Common Stock (not including, however, a transaction which is effected primarily for the purpose of changing the jurisdiction of incorporation of Building Products or the form of organization of Building Products; a reorganization within the Building Products Group (as hereinafter defined); a transaction in which the current owners of Building Products' Common Stock and Holding's common equity and their proportionate equity ownership interest in the surviving entity comprising the business of Building Products remain substantially the same as on the date hereof, or which is otherwise technical in nature; or a transaction that does not involve the sale of at least fifty-one percent (51%) of Building Products assets or Common Stock or the common equity of Holding to an unrelated entity) (the "Transaction");

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     WHEREAS, Wingate, Holding and Building Products desire that Executive continue in his position with Building Products until the consummation of the Transaction or such later date as Building Products shall, in its sole and absolute discretion, determine and to assist Building Products if, as and when requested by Building Products, in the negotiation and consummation of the Transaction;

     WHEREAS, Holding and Building Products, in order to achieve their objectives as set forth above and as an inducement for Executive to continue in the employ of Building Products to assist Building Products if, as and when requested by Building Products, in the negotiation and consummation of the Transaction, are desirous of providing a bonus to Executive should the Transaction be consummated during Executive's employment with Building Products;

     WHEREAS, absent this Agreement, Holding and/or Building Products are under no legal obligation to provide additional compensation to Executive in addition to the compensation and benefits Executive is presently receiving; and

     WHEREAS, Executive desires to remain in the employ of Building Products and is willing to assist Building Products if, as and when requested by Building Products, in the negotiation and consummation of the Transaction in accordance with the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency all of which are hereby acknowledged by the parties hereto, each of the parties hereto agrees as follows:

     1. (a) Subject to the fulfillment of the specific conditions set forth in paragraph 4 hereof and the general agreements contained herein, Executive shall receive from Building Products, in the manner provided in paragraph 2, a bonus (the "Transaction Bonus") as set forth below:

               (i)  Two hundred and fifty thousand dollars in cash ($250,000);
and

               (ii) Two hundred thousand dollars ($200,000) in the form of deferred compensation pursuant to a deferred compensation plan between Executive and Building Products.

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          (b)  For purposes of this Agreement:

               (i) "Common Equity Holders" shall mean Wingate, Holding (in the event of a sale of the Common Stock of Building Products), or Building Products (in the event of a sale of all or substantially all the assets of Building Products), together with any other common equity holders of such entities at the time the Transaction is consummated.

               (ii) The term "Closing Date" shall mean the effective date of the transfer of assets, Building Products Common Stock or Holding common equity to the purchaser of all or substantially all the assets or Common Stock of Building Products or the common equity of Holding in the Transaction (the "Purchaser") and the receipt of the cash portion of the Gross Proceeds (other than prepayments or deposits or post-Closing Date payments) by the Common Equity Holders.

     2. If a Transaction is consummated and the conditions to the obligation to pay the Transaction Bonus to Executive as provided herein have been satisfied, the cash portion of the Transaction Bonus shall be paid to Executive in cash within 30 days after the Closing Date, net of the following items which Executive hereby consents may be deducted: (i) all applicable payroll deductions (e.g., taxes, F.I.C.A.), (ii) other amounts required by law and (iii) any outstanding amounts owed by Executive to Wingate, Holding and/or Building Products.

     3. Any provision of this Agreement to the contrary notwithstanding, if any amount otherwise payable to Executive pursuant to this Agreement would cause Executive to be subject to an excise tax with respect to such amount on account of Internal Revenue Code section 280G (excess parachute payments), Building Products will make a cash payment to Executive equal to the excise tax imposed with respect to any such amount on account of Internal Revenue Code section 280G.

     4. The payment of the Transaction Bonus to Executive as provided in paragraph 1 is subject to the satisfaction of all of the following conditions:

          (a) The Transaction shall have been consummated and the Closing Date shall have occurred on terms and conditions satisfactory to Wingate, Holding and Building Products in their sole and absolute discretion, and all third parties whose consent


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or approval is required to consummation of the Transaction shall have provided such consent or approval, as applicable;

          (b) Executive shall not have been terminated by Building Products for failure to comply with the provisions of Section 4(c) prior to the Closing Date;

          (c) From the date hereof to and including the Closing Date, (i) Executive shall have assisted Wingate and Building Products in connection with the consummation of the Transaction in such manner as Building Products shall reasonably require, (ii) Executive shall fully discharged his responsibilities to Building Products, including performance of all assigned job duties, in all material respects and (iii) Executive shall not have breached any material duties or obligations to Building Products. Compliance with each of the foregoing conditions shall be determined to the sole satisfaction of Building Products;

          (d) From the date hereof to and including the Closing Date, and from the Closing Date until the date of full payment of the Transaction Bonus, Executive shall not have commenced or instigated any legal, equitable or administrative complaint, proceeding, action or suit against Wingate, Holding, Building Products, any of their directors, officers, employees, partners or stockholders, the Purchaser or any investment banker or lender involved in the Transaction nor have sought any stay, injunction, restraining order or the like, with respect to the negotiation or consummation of the Transaction or the funding or any other aspect of the Transaction, other than a complaint or proceeding to enforce Executive's rights hereunder;

          (e) By the close of business on any date specified by Building Products, Executive shall have returned to Building Products any and all items of Building Products' property (and any property of any company affiliated with Building Products) which are in Executive's possession or under his control, including, without limitation, keys, parking card, calculator, equipment, files, manuals, correspondence and any and all other documents or property which Executive has had possession of during the course of Executive's employment with Building Products or which are then under Executive's control; and

          (f) Executive shall have paid or satisfied all amounts owed by Executive to Building Products and any company affiliated with Building Products that have been incurred in the course of Executive's employment or otherwise, including, without

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limitation, personal expenses, company loans or advances and unearned draws or commissions.

     5. In consideration of, and as a condition to, Building Products' agreement to pay the Transaction Bonus to Executive, and subject to the terms and conditions contained herein, Executive will on the Closing Date (a) acknowledge and agree that he has and will make no claim of any kind against Wingate or its partners, Holding or Building Products, or any of their parent and affiliated companies, or any of the partners, officers, directors, agents, executives, representatives, successors and assigns of such entities (all such persons and entities herein collectively called the "Company"), including, but not limited to, any claim based on any state or federal statutory or common law that applies or is asserted to apply, directly or indirectly, to the employment relationship, (b) except for claims for the enforcement hereof or enforcement of his rights as expressly stated under any Employment Agreement in effect between Executive and the Company and/or Building Products (an "Employment Agreement"), release any and all claims, demands, actions or causes of action of any kind which Executive may have on the Closing Date or may acquire subsequent to the Closing Date against the Company resulting from, growing out of, connected with or relating in any way to Executive's employment with Building Products, or the termination of such employment, including, without limitation, any and all claims for damages (actual, compensatory, liquidated, exemplary or punitive), back pay, front pay, bonuses, severance pay, loss of past and future executive benefits, injunctive relief, declaratory relief, attorneys' fees, costs of court, disbursements, interest or any other form of legal or equitable relief to which Executive claims or might claim entitlement as a result of any alleged act of unlawful employment discrimination, failure to pay compensation, wrongful discharge, breach of contract (express or implied) or the misappropriation of any intellectual property, (c) except for claims arising out of the express terms of any Employment Agreement, acknowledge and agree that by accepting the Transaction Bonus, Executive has given up his right to file any charge, complaint, suit or other legal action against the Company based on Executive's employment with Building Products prior to the Closing Date or the termination of his employment on the Closing Date, and (d) agree that after the payment of the Transaction Bonus Executive will not commence or instigate any legal, equitable or administrative complaint, proceeding, action or suit against the Company, the Purchaser or any investment banker or lender involved in the Transaction with respect to the

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negotiation or consummation of the Transaction or the funding or any other aspect of the Transaction, except for any action, suit or proceeding which may be necessary to enforce Executive's right to indemnification by the Company for acts or actions taken by Executive in his capacity as an officer, director or employee of Building Products.

     6. THE TERMS OF THIS AGREEMENT DO NOT CONSTITUTE, AND SHOULD NOT BE RELIED UPON AS, A GUARANTEE OR CONTRACTUAL COMMITMENT BY HOLDING OR BUILDING PRODUCTS OF EMPLOYMENT FOR ANY DEFINITE PERIOD OF TIME. EXECUTIVE IS EMPLOYED AT WILL, AND NOTHING CONTAINED IN THIS AGREEMENT LIMITS THE RIGHT OF BUILDING PRODUCTS OR EXECUTIVE TO TERMINATE ITS AT-WILL RELATIONSHIP AT ANY TIME WITH OR WITHOUT REASON OR ADVANCE NOTICE. The Purchaser shall be under no obligation to offer employment to Executive, and neither Holding nor Building Products shall be obligated to condition the Transaction on the offering of employment to any individual, including Executive, or to continue the employment of Executive after the Closing Date or the date hereof.

     7. The term of this Agreement shall commence on the date hereof and shall continue until the earlier to occur (the "Termination Date") of (i) the termination of Executive's employment with Building Products pursuant any Employment Agreement or otherwise and (ii) December 31, 1997; PROVIDED, HOWEVER, that in the event a definitive and fully negotiated agreement of sale between Wingate, Holding and/or Building Products, as the case may be, and the Purchaser shall have been fully executed prior to the Termination Date, this Agreement shall extend until the earlier of the Closing Date of such Transaction (if and only if such Transaction is consummated) or termination of such Transaction. In the event that this Agreement shall expire or terminate, Building Products shall have no obligation to pay all or any portion of the Transaction Bonus, or any other payment in respect thereof, to Executive. Should the Transaction Bonus be paid to Executive, paragraphs 5, 6 and 9 hereof shall survive any completion, termination or expiration of this Agreement.

     8. None of Wingate, Holding or Building Products shall be under any duty to Executive to (a) make any agreement to sell or otherwise dispose of any of Building Products' Common Stock or assets, (b) close any Transaction or (c) negotiate any particular selling price or to obtain any particular amount of gross proceeds, it being understood that the decision whether to proceed with a Transaction, and the terms and conditions of any

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Transaction, shall be in the sole and absolute discretion of Wingate, Holding or
Building Products, as appropriate.

     9. Executive acknowledges and agrees that all of the documents and information to which he has had access during his employment, including, but not limited to, this Agreement, all information pertaining to any specific business transactions in which Building Products is or was involved, all information pertaining in any way to customers of Building Products, and in general, the business and operations of Building Products, are considered confidential and that, during the period of Executive's employment with Building Products and for the one (1) year period thereafter following termination of Executive's employment with Building Products, he shall not disclose to any person, other than an executive of Building Products or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Building Products or its parent corporation or any subsidiary thereof (individually or collectively as the context may require, the "Building Products Group"), material confidential information obtained by him while in the employ of Building Products including, but not limited to, confidential information with respect to any of the Building Products Group's products, improvements, formulas, customers, distribution of products or methods of manufacture; provided, however, that confidential information shall not include any information (i) known generally to the public (other than as a result of unauthorized disclosure by Executive), (ii) otherwise known or available to Executive prior to his employment by Building Products, or
(iii) not treated as confidential by Building Products (other than as a result of unauthorized disclosure by Executive), except that Executive may disclose (a) the existence of and the terms of this Agreement to Executive's spouse, attorney, accountant, tax return preparer, financial planner and, to the extent necessary, to those persons who have a need to know such information in connection with future employment, if each such person has agreed to keep its existence and provisions confidential, (b) to the extent required by judicial process and (c) with the written consent of the Building Products' Board of Directors or a person authorized thereby.

     10. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to Holding or
Building Products:                 If to Executive:
------------------                 ----------------

Board of Directors                 David G. Fiore
Redman Building                    6883 Alcove Lane
     Products, Inc.                Plano, TX  75024
3030 LBJ Freeway
Suite 300, LB 66
Dallas, TX  75234

With a copy to:
---------------

James A. Johnson
Wingate Partners, L.P.
750 North St. Paul
Dallas, TX 75201

or to such other address as any party hereto may have furnished to the other in writing.

     11. (a) No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Executive, Holding and such officer as may be specifically designated by the Board of Directors of Building Products.

          (b) No waiver by any party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal,

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

invalid, or unenforceable provision as shall be legal, valid and enforceable.

          (e) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

          (f) This Agreement shall be binding upon Holding, Building Products and their related successors and assigns. Holding and Building Products will require any entity that purchases all or substantially all of the assets of Building Products to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Holding and Building Products would be required to perform it if no such succession had taken place. The failure of Holding or Building Products to obtain such agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and shall entitle Executive to compensation from Holding in accordance with paragraphs 1(a) and (b) hereof.

          (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     12. Executive acknowledges that he has read this Agreement, that his execution hereof is knowing and voluntary, that Executive had a reasonable time to deliberate regarding this Agreement, and that Executive understands that he had the right to consult with an attorney regarding this Agreement.

     13. No right or interest of Executive hereunder may be sold, assigned, transferred or pledged, in whole or in part, by operation of law or otherwise, by Executive except pursuant to Executive's testamentary disposition or the laws of descent and distribution.

     14. The parties agree that this Agreement: (a) contains and constitutes the entire understanding and agreement between them respecting the subject matter hereof, (b) supersedes and

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cancels any previous discussions, negotiations, agreements, commitments and writings respecting such subject matter, and (c) shall not be deemed or construed to create a trust fund or grant a security interest of any kind for the benefit of Executive, and to the extent that Executive acquires any rights to receive the Transaction Bonus hereunder, such rights shall be no greater than the right of any unsecured general creditor of Holding or Building Products.

     15. The parties hereto agree that Executive's continued employment by the Company or Building Products subsequent to the Closing Date shall have no effect on the obligations of the parties hereto, including, without limitation, the obligation to pay the Transaction Bonus.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first written above


/s/David G. Fiore
-----------------------------------
DAVID G. FIORE


REDMAN BUILDING PRODUCTS, INC.


By: /s/James A. Johnsoon
    -------------------------------
     James A. Johnson


RBPI HOLDING CORPORATION


By:/s/James A. Johnson
   --------------------------------
     James A. Johnson


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